Exhibit 99.1
Mitcham Industries Announces Public Offering of Common Stock
HUNSTVILLE, Texas, June 16, 2011 /PRNewswire/ — Mitcham Industries, Inc. (NASDAQ: MIND) (“Mitcham” or the “Company”) today announced that it is offering to sell shares of its common stock in an underwritten public offering. Mitcham also expects to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering to cover over-allotments, if any. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.
Mitcham intends to use the net proceeds from this offering to repay borrowings under its revolving credit facility, to purchase seismic lease pool equipment and for general corporate purposes.
Global Hunter Securities, LLC is acting as sole book-running manager, and Ladenburg Thalman & Co, Inc. is acting as the co-manager in this offering. A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (SEC) and is effective. A copy of the preliminary prospectus supplement and the accompanying base prospectus relating to this offering may be obtained from the SEC’s website at http://www.sec.gov, or from Global Hunter Securities, LLC, 777 Third Avenue New York, New York 10017 or via telephone at (646) 264-5600 or from Ladenburg Thalmann & Co. Inc., 520 Madison Avenue, 9th Floor New York, New York 10022 or via telephone at (212) 409-2000.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.
About Mitcham Industries, Inc.
Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Mitcham is headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Lima, Peru; Bogota, Colombia and the United Kingdom and with associates throughout Europe, South America and Asia.
Forward-Looking Statements
This press release includes statements regarding the offering that may constitute forward-looking statements within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve known and unknown risks and uncertainties (some of which are beyond Mitcham’s control) that may cause actual results to differ materially from such forward-looking statement. Examples of such risks and uncertainties, including those related to the offering of Mitcham’s securities and its operations, are described in Mitcham’s filings with the SEC including, the most recent reports on Forms 10-K, 10-Q, and 8-K, and any prospectus relating to the sale of Mitcham’s securities, as well as any amendments thereto. When you consider these forward-looking statements, you should keep in mind these factors. Mitcham assumes no duty to update or revise its forward-looking statements to reflect new information or events.

Contacts:	Billy F. Mitcham, Jr., President & CEO
Mitcham Industries, Inc.
936-291-2277

Jack Lascar / Karen Roan
Dennard Rupp Gray & Lascar (DRG&L)
713-529-6600
SOURCE Mitcham Industries, Inc.
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